UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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AZURRX BIOPHARMA, INC.
(Name of Registrant as Specified in Its Charter)

_________________________________
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AzurRx BioPharma, Inc.
760 Parkside Avenue
Downstate Biotechnology Incubator, Suite 304
Brooklyn, New York 11226
(646) 699-7855

Dear Fellow Stockholder,	November _, 2019

On behalf of the Board of Directors and management of AzurRx BioPharma, Inc., (the “Company”, “we”, “us” and “our”), a Delaware corporation, you are invited to attend the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on December 19, 2019 at 9:00 A.M., Eastern Time and at any adjournment or postponement thereof, at the offices of Lowenstein Sandler LLP located at One Lowenstein Drive, Roseland, New Jersey, 07068.

Details of the business to be conducted at the Annual Meeting are described in this Proxy Statement. We have also made available a copy of our Annual Report on Form 10-K for the year ended December 31, 2018 (the “Annual Report”) with this Proxy Statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business and services.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting in person, please read the accompanying Proxy Statement and then vote by internet, telephone or e-mail as promptly as possible. Returning your proxy will help us assure that a quorum will be present at the Annual Meeting and avoid the additional expense of duplicate proxy solicitations. Any stockholder attending the Annual Meeting may vote in person, even if he or she has returned a proxy. Please refer to the “Voting” section contained within this Proxy Statement for instructions on submitting your vote. Voting promptly will save us additional expense in soliciting proxies and will ensure that your shares are represented at the Annual Meeting.

Our Board of Directors has unanimously approved the proposals set forth in the Proxy Statement and recommends that you vote in favor of each such proposal. We look forward to seeing you at the Annual Meeting.

Sincerely,
/s/ Edward J. Borkowski
EDWARD J. BORKOWSKI Chair of the Board

NOTICE OF THE AZURRX BIOPHARMA, INC. ANNUAL MEETING OF STOCKHOLDERS

Date and Time	December 19, 2019 at 9:00 A.M., Eastern Time.

Place	The offices of Lowenstein Sandler LLP located at One Lowenstein Drive, Roseland, New Jersey, 07068.

Items of Business	1.
Election of six director nominees named in this Proxy Statement, each for a term of one year expiring at the Company’s 2020 annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.
Approval to amend the Company’s Amended and Restated Certificate of Incorporation, as amended (“Charter”), to authorize the Board to effect a reverse stock split of both our issued and outstanding and authorized shares of common stock, par value $0.0001 per share, (“Common Stock”), at a specific ratio, ranging from one-for-two (1:2) to one-for-five (1:5), at any time prior to the one year anniversary date of the Annual Meeting, with the exact ratio to be determined by the Board of Directors (the “Reverse Split”); and

	3.	Ratification of Mazars USA LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Adjournments and Postponements
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	October 24, 2019. Only holders of record of our Common Stock as of the Record Date are entitled to notice of and to vote at the Annual Meeting.

Meeting Admission	You are invited to attend the Annual Meeting if you are a stockholder of record or a beneficial owner of shares of the Company’s Common Stock as of the Record Date.

Availability of Proxy Materials	The Company’s proxy materials and the Annual Report for the year ended December 31, 2018 are also available on the internet at: www.colonialstock.com/azurrx2019.

Voting
If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the proxy card. Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by following the proxy card instructions attached to this Proxy Statement that you received in the mail so that your shares may be represented and voted at the Annual Meeting. Your vote is very important.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ James Sapirstein
Brooklyn, New York November _, 2019	JAMES SAPIRSTEIN President and Chief Executive Officer

760 Parkside Avenue
Downstate Biotechnology Incubator, Suite 304
Brooklyn, New York 11226
(646) 699-7855

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of the Company, for use at the upcoming 2019 Annual Meeting to be held on December 19, 2019 at 9:00 A.M. Eastern Time, and at any adjournment or postponement thereof, at the offices of Lowenstein Sandler LLP located at One Lowenstein Drive, Roseland, New Jersey, 07068.

This Proxy Statement, the enclosed proxy card and a copy of our Annual Report are first being mailed on or about November _, 2019 to stockholders entitled to vote as of October 24, 2019 (the “Record Date”). These proxy materials contain instructions on how to access this Proxy Statement and our Annual Report online at: www.colonialstock.com/azurrx2019, and how to submit your vote via the internet, telephone and/or e-mail.

Voting

The specific proposals to be considered and acted upon at our Annual Meeting are each described in this Proxy Statement. Only holders of our Common Stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. As of October 24, 2019, there were 26,155,111 shares of Common Stock issued and outstanding. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.

Quorum

In order for any business to be conducted at the Annual Meeting, holders of more than 50% of the shares entitled to vote must be represented at the Annual Meeting, either in person or by properly executed proxy. If a quorum is not present at the scheduled time of the Annual Meeting, the stockholders who are present, whether in person or by proxy, may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned Annual Meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

Required Vote for Approval

No.	Proposal
1.
Election of Directors. The six director nominees who receive the greatest number of votes cast at the Annual Meeting by shares present, either in person or by proxy, and entitled to vote will be elected.

2.
Approval to Amend Our Charter. To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended (“Charter”), to authorize the Board to effect a reverse stock split of both our issued and outstanding and authorized shares of Common Stock, at a specific ratio, ranging from one-for-two (1:2) to one-for-five (1:5), any time prior to the one-year anniversary date of the Annual Meeting, with the exact ratio to be determined by the Board of Directors (the “Reverse Split”). The number of votes cast “FOR” must exceed the number of votes cast “AGAINST” this Proposal.

3.
Ratification of Appointment of Auditors. To ratify the appointment of Mazars USA LLP, as our independent auditors for the fiscal year ending December 31, 2019. The number of votes cast “FOR” must exceed the number of votes cast “AGAINST” this Proposal.

Abstentions and Broker Non-Votes

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. An abstention is the voluntary act of not voting by a stockholder who is present at an Annual Meeting and entitled to vote. A broker “non-vote” occurs when a broker nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon.  If you do not give your broker or nominee specific instructions regarding such matters, your proxy will be deemed a “broker non-vote.”

Under Delaware law, abstentions and broker non-votes are not counted as votes cast on an item and therefore will not affect the outcome of any proposal presented in this Proxy Statement, although they are counted for purposes of determining whether there is a quorum present at the Annual Meeting.

Voting and Revocation of Proxies

If your proxy is properly returned to the Company, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If you return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted (i) FOR the election of the six director nominees named in this Proxy Statement; (ii) FOR the amendment to our Charter authorizing the Board to effect a Reverse Split at any time prior to the one year anniversary date of the Annual Meeting; (iii) FOR ratification of the appointment of Mazars as our independent auditors for the current fiscal year; and (iv) at the discretion of the proxy holders, on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You may revoke or change your proxy at any time before the Annual Meeting by filing, with our Corporate Secretary at 760 Parkside Avenue, Downstate Biotechnology Incubator, Suite 304, Brooklyn, New York 11226, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting alone will not revoke your proxy. If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your broker or record holder to vote personally at the Annual Meeting.

No Appraisal Rights

The stockholders of the Company have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and the Annual Report, as well as the preparation and posting of this Proxy Statement, the Annual Report and any additional solicitation materials furnished to the stockholders. Copies of any solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies may be supplemented by a solicitation by telephone, e-mail or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by e-mail, telephone and mail.

PROPOSAL NO. 1:	ELECTION OF DIRECTORS

General

The Company’s Amended and Restated Bylaws (“Bylaws”) provide that the Board shall consist of one or more members, and that upon any change in the number of directors, any newly created directorships or eliminated directorships will be apportioned by the remaining members of the Board or by stockholders.

Our Board currently consists of six directors. Each of the director nominees identified below has confirmed that he is able and willing to serve as a director if elected. If any of the director nominees become unable or unwilling to serve, your proxy will be voted for the election of a substitute director nominee recommended by the current Board.

Upon recommendation of the Corporate Governance and Nominating Committee, the Board has nominated Edward J. Borkowski, Charles J. Casamento, Alastair Riddell, Vern L. Schramm, James Sapirstein and Johan M. (Thijs) Spoor for election at the Annual Meeting, each to serve for a one-year term until the conclusion of the 2020 annual meeting of stockholders or until their successor is duly elected and qualified.

As previously disclosed by the Company on its Current Report on Form 8-K filed October 11, 2019, former director Maged Shenouda resigned from his position as a director effective October 8, 2019 but continues to serve as the Company’s Chief Financial Officer. Effective that same day, Mr. Spoor resigned from his position as the Company’s President and Chief Executive Officer but continues to serve as a director on the Board. Simultaneously, the Board appointed Mr. Sapirstein as President and Chief Executive Officer of the Company in addition to appointing him as a director to the Board to fill the vacancy created by Mr. Shenouda’s resignation as a director effective October 8, 2019. The Board wishes to formally thank Mr. Shenouda for his dedication and service on the Board.

Please see “Directors” below for more information, including the background and business experience of each director nominee taken into consideration by the Corporate Governance and Nominating Committee.

Required Vote and Recommendation

The election of directors requires the affirmative vote of a plurality of the voting shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The six director nominees receiving the highest number of affirmative votes will be elected. Unless otherwise instructed or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” the election of the aforementioned director nominees.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF MESSRS. BORKOWSKI, CASAMENTO, SAPIRSTEIN AND SPOOR, AND DRS. RIDDELL AND SCHRAMM UNDER PROPOSAL ONE.

DIRECTOR COMPENSATION

 The following section sets forth certain information regarding the nominees for election as directors of the Company. There are no family relationships between any of the directors and the Company’s Named Executive Officers.

Director Nominee, Title	Age
Edward J. Borkowski – Chair and Independent Director	60
Charles J. Casamento – Independent Director	74
Alastair Riddell, MSc.,MDChB.,DSc. – Independent Director	70
Vern L. Schramm, Ph.D. – Independent Director	77
James Sapirstein – President, Chief Executive Officer and Non-Independent Director	58
Johan M. (Thijs) Spoor – Non-Independent Director	47

Edward J. Borkowski was appointed to the Board in May 2015, and currently serves as its Chair. Mr. Borkowski is a healthcare executive who currently serves as Executive Vice President of MiMedx Group, Inc. (NASDAQ: MDGX). Mr. Borkowski also currently serves as a director for Co-Diagnostics, Inc. (NASDAQ: CODX), since May 2017. Previously he served as the Chief Financial Officer of Aceto Corporation (NASDAQ: ACET) from February 2018 to April 2018, and has held several executive positions with for Concordia International, an international specialty pharmaceutical company, between May 2015 to February 2018. Mr. Borkowski has also served as Chief Financial Officer of Amerigen Pharmaceuticals, a generic pharmaceutical company with a focus on oral, controlled release products and as the Chief Financial Officer and Executive Vice President of Mylan N.V. In addition, Mr. Borkowski previously held the position of Chief Financial Officer with Convatec, a global medical device company focused on wound care and ostomy, and Carefusion, a global medical device company for which he helped lead its spin-out from Cardinal Health into an independent public company. Mr. Borkowski has also served in senior financial positions at Pharmacia and American Home Products (Wyeth). He started his career with Arthur Andersen & Co. after receiving his MBA in accounting from Rutgers University subsequent to having earned his degree in Economics and Political Science from Allegheny College. Mr. Borkowski is currently a Trustee and a member of the Executive Committee of Allegheny College.

Mr. Borkowski’s extensive healthcare and financial expertise, together with his public company experience provides the Board and management with valuable insight in the growth of the Company’s business plan.

Charles J. Casamento was appointed to the Board in March 2017. Since 2007, Mr. Casamento has been executive director and principal of The Sage Group, a health care advisory group. Prior to that, Mr. Casamento was president and Chief Executive Officer of Osteologix, a startup company which he oversaw going public, from October 2004 until April 2007. Mr. Casamento was the founder of Questcor Pharmaceuticals where he was President, Chief Executive Officer and Chair from 1999 through 2004. During his time at Questcor, the company acquired Acthar, a product with sales that would eventually exceed $1.0 billion. Mr. Casamento also served as President, Chief Executive Officer and Chair of RiboGene Inc. until 1999 when RiboGene was merged another company to form Questcor. He was also the Co-Founder, President and Chief Executive Officer of Indevus (formerly Interneuron Pharmaceuticals) and has held senior management positions at Genzyme Corporation, where he was Senior Vice President, American Hospital Supply, where he was Vice President of Business Development for the Critical Care division, Johnson & Johnson, Hoffmann-LaRoche and Sandoz. He currently serves on the Boards of Directors of Relmada Therapeutics (OTCQB: RLMD) and Eton Pharmaceuticals, and was previously a Director and Vice Chair of the Catholic Medical Missions Board, a large not for profit international organization. Mr. Casamento holds a bachelor's degree in Pharmacy from Fordham University and an MBA from Iona College.

Mr. Casamento’s expertise and knowledge of the financial community combined with his experience in the healthcare sector makes him a valued member of the Board

Dr. Alastair Riddell was appointed to the Board in September 2015. Since June 2016, Dr. Riddell has served as Chair of Nemesis Biosciences Ltd and Chair of Feedback plc (LON: FDBK). He has also served as Chair of the South West Academic Health Science network in the UK since January 2016. Since his appointment in December 2015, Dr. Riddell he has served as Non-Executive Director of Cristal Therapeutics in The Netherlands. From September 2012 to February 2016, he served as Chair of Definigen Ltd., and from November 2013 to September 2015 as Chair of Silence Therapeutics Ltd., and from October 2009 to November 2012 as Chair of Procure Therapeutics.  Between 2007 to 2009, Dr. Riddell served as the Chief Executive Officer of Stem Cell Sciences plc. and between 2005 to 2007, served at Paradigm Therapeutics Ltd. as the Chief Executive Officer. Between 1998 to 2005, Dr. Riddell also served as the Chief Executive Officer of Pharmagene plc. Dr. Ridell began his career as a doctor in general practice in a variety of hospital specialties and holds both a Bachelor of Science and a Bachelor of Medical Sciences degrees. He was recently awarded a Doctorate of Science, Honoris Causa by Aston University.

Dr. Riddell’s medical background coupled with his expertise in the life sciences industry, directing all phases of clinical trials, before moving to sales, marketing and general management, makes him a well-qualified member of the Board.

Dr. Vern L. Schramm was appointed to the Board in October 2017. Dr. Schramm has served as Professor of the Albert Einstein College of Medicine since 1987 and Chair of the Department of Biochemistry from 1987 to 2015, and was awarded the Ruth Merns Endowed Chair in Biochemistry. His fields of interest include enzymatic transition state analysis, transition state inhibitor design, biological targets for inhibitor design, and mechanisms of N-ribosyltransferases. Dr. Schramm was elected to the National Academy of Sciences in 2007, and served as the Associate Editor for the Journal of the American Chemical Society between 2003 to 2012. A frequent lecturer and presenter in topics related to chemical biology, Dr. Schramm has been a consultant and advisor to Pico Pharmaceuticals, Metabolon Inc., Sirtris Pharmaceuticals, and BioCryst Pharmaceuticals. Dr. Schramm obtained his BS in Bacteriology with an emphasis in chemistry from South Dakota State College and holds a Master’s Degree in Nutrition with an emphasis in biochemistry from Harvard University, a Ph.D. in Mechanism of Enzyme Action from the Australian National University and completed his postdoctoral training at NASA Ames Research Center, Biological Sciences, with an NSF-NRC fellowship.

Dr. Schramm’s substantial experience in biochemistry and expertise in the chemistry related to non-systemic biologics makes him a respected member of the Board and an asset to the Company specifically in the development of its product candidates.

James Sapirstein was appointed to the Board on October 8, 2019 and as the Company’s President and Chief Executive Officer effective that same day. Prior to joining the Company, Mr. Sapirstein served as Chief Executive Officer and as a director of ContraVir Pharmaceuticals, Inc. (now known as Hepion Pharmaceuticals, Inc.) from March 2014 to October 2018. Previously, Mr. Sapirstein was the Chief Executive Officer of Alliqua Therapeutics from October 2012 to February 2014. He founded and served as Chief Executive Officer of Tobira Therapeutics from October 2006 to April 2011 and served as Executive Vice President, Metabolic and Endocrinology for Serono Laboratories from June 2002 to May 2005. Mr. Sapirstein’s earlier career included a number of senior level positions in the area of marketing and commercialization, including as Global Marketing Lead for Viread (tenofovir) while at Gilead Sciences and as Director of International Marketing of the Infectious Disease Division at Bristol Myers Squibb. Mr. Sapirstein is currently the Chair Emeritus of BioNJ, the New Jersey affiliate of the Biotechnology Innovation Organization, and also serves on the Emerging Companies and Health Section Boards of the Biotechnology Innovation Organization. Mr. Sapirstein received his bachelor’s degree in pharmacy from Rutgers University and holds an MBA degree in management from Fairleigh Dickinson University.

Mr. Sapirstein’s nearly 36 years of pharmaceutical industry experience which spans areas such as drug development and commercialization, including participation in 23 product launches, six of which were global launches led by him makes him a valuable asset to the Board and in his oversight and execution of the Company’s business plan.

Johan M. (Thijs) Spoor was appointed to the Board on May 14, 2014. He was the former Chief Executive Officer of the Company since January 2016 and President since April 2015 until his resignation as President and Chief Executive Officer effective October 8, 2019 but continues to serve as a director on the Company’s Board. From September 2010 until December 2015, he was the Chief Executive Officer of FluoroPharma Medical, Inc. (OTCQB: FPMI), during which time he also served as Chair of the Board from June 2012 to December 2015. From December 2008 to February 2010, Mr. Spoor worked at Oliver Wyman as a consultant to pharmaceutical and medical device companies. Prior to that, Mr. Spoor was an equity research analyst at J.P. Morgan from July 2007 to October 2008 and at Credit Suisse from November 2005 to July 2007, covering the biotechnology and medical device industries. He holds a Pharmacy degree from the University of Toronto as well as an MBA from Columbia University.

Mr. Spoor’s background in the pharmaceutical industry combined with his historical knowledge of the daily operations of the Company provides him with a broad familiarity of the range of issues confronting the Company makes him a qualified member of the Board.

Non-Executive Director Compensation

Currently, each of the Company’s non-executive directors receive (i) an annual retainer of $35,000 for their service on the Board which is payable in either cash or shares of Common Stock in quarterly installments, at the Company’s discretion; and (ii) an annual grant of 30,000 shares of Common Stock. During the year ended December 31, 2018, the Company elected to pay the annual retainer to non-executive directors in cash.

The following table provides information regarding compensation paid to non-employee directors for the year ended December 31, 2018. Messrs. Sapirstein, Shenouda and Spoor did not receive compensation for their service on the Board as employee directors for the year ended December 31, 2018. Information regarding executive compensation paid to Messrs. Sapirstein, Shenouda and Spoor during 2018 is reflected in the Summary Compensation table under “Executive Compensation” of this Proxy Statement.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	All Other Compensation	Total
Edward J. Borkowski	$35,000	$76,575	-	-	$111,575
Charles J. Casamento	$35,000	$76,575	-	-	$111,575
Alastair Riddell	$35,000	$76,575	-	-	$111,575
Vern L. Schramm	$35,000	$76,575	-	-	$111,575

(1)
Represents the aggregate grant date fair value of shares of the Company’s Common Stock issued to each of our non-employee directors in 2018 as partial payment of fees payable for each director’s service on the Board in 2018, calculated in accordance with ASC Topic 718.

(2)
Represents the aggregate grant date fair value of stock options issued to each of our non-employee directors in 2018, calculated in accordance with ASC Topic 718. As of December 31, 2018, Mr. Borkowski held a total of 30,000 outstanding stock options, and Dr. Riddell held a total of 30,000 outstanding stock options.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last three years, on the Compensation Committee of any other entity that has one or more officers serving as a member of our Board.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure

Currently, Messrs. Borkowski and Sapirstein serve as Chair of the Board, and as President and Chief Executive Officer, respectively. Our Board has determined that it is in the best interests of the Board and the Company to maintain separate roles for the both the Chair of the Board and the Chief Executive Officer. The Board believes that this structure increases its independence from management and, in turn, encourages the appropriate level of oversight by management. Although the Board believes the Company is currently best served by separation between the role of Chair of the Board and Chief Executive Officer, the Board reviews and considers the continued appropriateness of this structure on an annual basis.

Director Independence

The Board has determined that all of its members, other than Messrs. Sapirstein and Spoor, the Company’s President and Chief Executive Officer and former President and Chief Executive Officer, respectively, are “independent” within the meaning of Rule 5605(a)(2) under the rules of the Nasdaq Stock Market (“NASDAQ”), and the Securities and Exchange Commission (“SEC”) rules regarding independence.

Director Nomination Process

The Corporate Governance and Nominating Committee identifies director nominees by first considering those current members of the Board who are willing to continue service. Current members of the Board with skills and experience that are relevant to our business and are willing to continue their service as a director are considered for re-election, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. Nominees for director are selected by a majority of the members of the Board. Although the Company does not have a formal diversity policy, in considering the suitability of director nominees, the Corporate Governance and Nominating Committee considers such factors as it deems appropriate to develop a Board and its committees that are diverse in nature and comprised of experienced and seasoned advisors. Factors considered by the Corporate Governance and Nominating Committee include sound judgment, knowledge, skill, diversity, integrity, experience with businesses and other organizations of comparable size, including experience in the biopharma industry, clinical studies, U.S. Food and Drug Administration (“FDA”) compliance, intellectual property, business, finance, administration or public service, the relevance of a candidate’s experience to our needs and experience of other Board members, experience with accounting rules and practices, the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members, and the extent to which a director candidate would be a desirable addition to the Board and its committees.

The Board may consider suggestions for persons to be nominated for director that are submitted by stockholders. The Corporate Governance and Nominating Committee will evaluate stockholder suggestions for director nominees in the same manner as it evaluates suggestions for director nominees made by management, then-current directors or other appropriate sources.

The Role of the Board in Risk Oversight

Our Board oversees a company-wide approach to risk management, determines the appropriate risk level for the Company in general, assesses the specific risks faced by the Company and reviews steps taken by management to manage those risks. Although our Board has ultimate oversight responsibility for the risk management process, specific areas of risk are overseen by designation of such duties and responsibilities to certain committees of the Board.

Specifically, the Board has designated certain fiduciary duties to its Compensation Committee, which is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. The Board has also designated specific fiduciary duties to its Audit Committee, which is responsible for overseeing the management of enterprise risks and financial risks, as well as potential conflicts of interests. The Board is responsible for overseeing the management of risks associated with the independence of the Board.

Code of Business Conduct and Ethics

The Board adopted a code of business conduct and ethics (the “Code”) that applies to our directors, officers and employees. A copy of this Code is available on our website at www.azurrx.com/investors. We intend to disclose on our website any amendments to and waivers of the Code that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

Stockholder Communications

If you wish to communicate with the Board, you may send your communication in writing to AzurRx BioPharma, Inc., Attention: Corporate Secretary – 760 Parkside Avenue, Downstate Biotechnology Incubator, Suite 304, Brooklyn, New York 11226.

You must include your name and address in the written communication and indicate whether you are a stockholder of the Company. The Corporate Secretary will review any communication received from a stockholder, and all material and appropriate communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Meetings of the Board

Each of the Company’s directors who served during 2018 attended or participated in no less than 75% or more of the aggregate of (i) the total number of meetings of the Board; and (ii) the total number of meetings held by all committees of the Board on which such director served as a member during the year ended 2018. Although directors are not required to attend the Company’s annual meeting of stockholders, they are encouraged to attend.

The following table represents the current composition of each committee of the Board and meetings held as well as actions taken by unanimous written consent (“UWC”) in lieu of holding a meeting, during the fiscal year ended December 31, 2018:

Committees
Director	Board	Audit	Compensation	Corporate Governance and Nominating
Edward J. Borkowski	C	CC	X	CC
Charles J. Casamento	X	X	X	X
Alastair Riddell	X	X	CC	X
Vern L. Schramm	X
James Sapirstein	X
Johan M. (Thijs) Spoor	X
Meetings Held During 2018	3	4	1	-
Actions Taken by UWC During 2018	4	-	1	-
C – Chair of the Board CC – Committee Chair X – Member

Board Committees

The standing committees of the Board consist of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Our Board has adopted written charters for each of these committees, copies of which are available on our website at www.azurrx.com/investors. Our Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee
The duties and responsibilities of the Audit Committee include but are not limited to:
●
appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
●
discussing with the Company’s independent registered public accounting firm the independence of its members from its management;
●
reviewing with the Company’s independent registered public accounting firm the scope and results of their audit;
●
approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm;
●
overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the interim and annual financial statements that are filed with the SEC;
●
reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
●
coordinating oversight of the Code and the Company’s disclosure controls and procedures on behalf of the Board;
●
establishing procedures for the confidential and/or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and
●
reviewing and approving related-person transactions.

The rules of NASDAQ require our Audit Committee to consist of at least three directors, all of whom must be deemed to be independent directors under NASDAQ rules. The Board has affirmatively determined that Messrs. Borkowski and Casamento, and Dr. Riddell, each meet the definition of “independent director” for purposes of serving on an Audit Committee under NASDAQ rules. Additionally, the Board has determined that Messrs. Borkowski and Casamento each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee
The duties and responsibilities of the Compensation Committee include but are not limited to:
●
reviewing key employee compensation goals, policies, plans and programs;
●
reviewing and approving the compensation of our directors and executive officers;
●
reviewing and approving employment agreements and other similar arrangements between the Company and its executive officers; and
●
appointing and overseeing any compensation consultants or advisors to the Company.

The rules of NASDAQ require our Compensation Committee to consist entirely of independent directors. The Board has affirmatively determined that Mr. Borkowski and Dr. Riddell meet the definition of “independent director” for purposes of serving on the Compensation Committee under NASDAQ rules.

Corporate Governance and Nominating Committee
The duties and responsibilities of the Corporate Governance and Nominating Committee include but are not limited to:
●
assisting the Board in identifying qualified individuals to become members of the Board;
●
determining the composition of the Board and monitoring the activities of the Board to assess overall effectiveness; and
●
developing and recommending to our Board corporate governance guidelines applicable to the Company and advising our Board on corporate governance matters.

EXECUTIVE COMPENSATION

The following table sets forth information regarding the Company’s current executive officers as appointed by the Board, each to serve in such position until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal from office.

Executive Officer	Age	Title
James Sapirstein	58	President, Chief Executive Officer and Director
Maged Shenouda	55	Chief Financial Officer
James E. Pennington	76	Chief Medical Officer

The Company’s executive officers are appointed by and serve at the discretion of the Board, subject to the terms of any employment agreements they may have with the Company. The following is a brief description of the qualifications and business experience of each of the Company’s current executive officers.

James Sapirstein. Please see Mr. Sapirstein’s biography under the “Directors” section of this Proxy Statement.

Maged Shenouda was appointed as Chief Financial Officer of the Company in September 2017 after serving as a director on the Board since his appointment in October 2015. Effective October 8, 2019, Mr. Shenouda resigned as a director but continues to serve as the Company’s Chief Financial Officer. Mr. Shenouda’s financial experience in the biotechnology industry includes Head of Business Development at Retrophin, Inc. from January 2014 to November 2014. From January 2012 to September 2013, he served as Head of East Coast Operations for the Blueprint Life Science Group. Prior to that, he was a financial analyst at UBS from January 2004 to March 2010 and later at Stifel Nicolaus from June 2010 to November 2011. He currently serves on the Board of Directors of Relmada Therapeutics, Inc. (OTCQB: RLMD). Mr. Shenouda received an MBA from Rutgers Graduate School of Management and a BS in Pharmacy from St. John's College of Pharmacy and is a Registered Pharmacist in New Jersey and California.

Dr. James E. Pennington was appointed as Chief Medical Officer of the Company in May 2018. Prior to joining the Company, Dr. Pennington served as Senior Clinical Fellow from 2010 to 2018 and as Executive Vice President and Chief Medical Officer from 2007 to 2010 at Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH). From 2004 to 2007, Dr. Pennington served as Executive Vice President and Chief Medical Officer at CoTherix, Inc., and has held various executive positions at a number of pharmaceutical companies, including InterMune Inc., Shaman Pharmaceuticals and Bayer Corporation. He has served on several editorial boards, and has authored numerous original research publications and reviews. Dr. Pennington is currently a Clinical Professor of Medicine with the University of California San Francisco, where he has taught since 1986. Prior to that, he was a professor at Harvard Medical School. Dr. Pennington received a Bachelor of Arts from the University of Oregon and a Doctor of Medicine from the University of Oregon School of Medicine, and is Board Certified in internal medicine and infectious diseases.

Summary Compensation

The table set forth below reflects certain information regarding the compensation paid or accrued during the years ended December 31, 2018 and 2017 to our Chief Executive Officer and our executive officers, other than our Chief Executive Officer, who were serving as an executive officer as of December 31, 2018, and whose annual compensation exceeded $100,000 during such year (collectively the “Named Executive Officers”).

As previously reported on the Company’s Current Report on Form 8-K filed on March 28, 2019, Dr. Dupret retired and resigned from his position as President of AzurRx SAS, a wholly owned French subsidiary of the Company effective July 1, 2019. Due to the resignation of Mr. Spoor as President and Chief Executive Officer effective October 8, 2019, Mr. Sapirstein was appointed as President and Chief Executive Officer of the Company effective that same day. Compensation paid to Dr. Dupret and Mr. Spoor during the years ended December 31, 2018 and 2017 is reflected in the table below.
Current Named Executive Officers	Year	Salary	Bonus	Equity Awards	All Other Compensation	Total
James Sapirstein (1)	2018	-	-	-	-	-
President and Chief Executive Officer	2017	-	-	-	-	-
Maged Shenouda (2)	2018	$296,666	$82,500	$207,300 (3)	-	$586,466
Chief Financial Officer	2017	$91,667	-	$336,500 (4)	-	$428,167
James E. Pennington (3)	2018	$148,718	-	$155,475	-	$304,193
Chief Medical Officer	2017	-	-	-	-	-
Former Named Executive Officers
Johan M. (Thijs) Spoor	2018	$425,000	$212,500	$608,000 (3)	-	$1,245,500
Former President and Chief Executive Officer	2017	$454,167	$170,000	$386,900 (4)	-	$1,011,067
Daniel Dupret	2018	$234,999	-	$169,980 (3)	-	$404,979
Former Chief Scientific Officer	2017	$208,673	-	$213,000 (4)	-	$421,673
(1)	Mr. Sapirstein received no compensation during this period or prior to his appointments as the Company’s President and Chief Executive Officer effective October 8, 2019.
(2)	Mr. Shenouda received no compensation prior to his appointment as the Company’s Chief Financial Officer effective September 26, 2017.
(3)	Dr. Pennington received no compensation prior to his appointment as the Company’s Chief Medical Officer effective May 30, 2018.
(4)
Represents the grant date fair value of restricted stock and stock options issued during the year ended December 31, 2018, calculated in accordance with ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 13 of the notes to the consolidated financial statements contained in the Company’s Annual Report, filed with the SEC on April 1, 2019.
The restricted stock and stock options issued to Mr. Shenouda and Dr. Dupret in 2018 are fully vested. $278,665 of the shares of restricted stock issued to Mr. Spoor in 2018 is currently unvested and is scheduled to vest either over time or upon achievement of certain performance criteria. The Company is unable to determine the probability of achieving the performance criteria associated with the stock options and instead has reported the grant date fair value of the stock options assuming the maximum award amount is achieved.

(5)
Represents the grant date fair value of stock options issued during the year ended December 31, 2017, calculated in accordance with ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 13 of the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 16, 2018.
The stock options issued to Mr. Spoor in 2017 are fully vested. The stock options issued to Mr. Shenouda and Dr. Dupret are currently unvested and are scheduled to vest upon achievement of certain performance criteria. The Company is unable to determine the probability of achieving the performance criteria associated with the stock options and instead has reported the grant date fair value of the stock options assuming the maximum award amount is achieved.

Employment Arrangements and Potential Payments upon Termination or Change of Control

Sapirstein Employment Agreement. Effective October 8, 2019, the Company entered into an employment agreement with Mr. Sapirstein to serve as its President and Chief Executive Officer for a term of three years, subject to further renewal upon agreement of the parties. The employment agreement with Mr. Sapirstein provides for a base salary of $450,000 per year. In addition to the base salary, Mr. Sapirstein is eligible to receive (i) a bonus of up to 40% of his base salary on an annual basis, based on certain milestones that are yet to be determined; (ii) 1% of net fees received by the Company upon entering into license agreements with any third-party with respect to any product current in development or upon the sale of all or substantially all assets of the Company; (iii) a grant of 200,000 restricted shares of the Company’s Common Stock which are subject to vest as follows (a) 100,000 upon the first commercial sale of MS1819 in the United States, and (b) 100,000 upon the total market capitalization of the Company exceeding $1.0 billion for 20 consecutive trading days; (iv) a grant of 300,000 10-year stock options to purchase shares of the Company’s Common Stock which are subject to vest as follows (a) 50,000 upon the Company initiating its next Phase II clinical trial in the United States for MS1819, (b) 50,000 upon the Company completing its next or subsequent Phase II clinical trial in the United States for MS1819, (c) 100,000 upon the Company initiating a Phase III clinical trial in the United States for MS1819, and (d) 100,000 upon the Company initiating a Phase I clinical trial in the United States for any product other than MS1819. Mr. Sapirstein is entitled to receive 20 days of paid vacation, participate in full employee health benefits and receive reimbursement for all reasonable expenses incurred in connection with his services to the Company.

In the event that Mr. Sapirstein’s employment is terminated by the Company for Cause, as defined in his employment agreement, or by Mr. Sapirstein voluntarily, then will not be entitled to receive any payments beyond amounts already earned, and any unvested equity awards will terminate. In the event that Mr. Sapirstein’s employment is terminated as a result of an Involuntary Termination Other than for Cause, as defined in the Agreement, Mr. Sapirstein will be entitled to receive the following compensation: (i) severance in the form of continuation of his salary (at the Base Salary rate in effect at the time of termination, but prior to any reduction triggering Good Reason) for a period of 12 months following the termination date; (ii) payment of Executive’s premiums to cover COBRA for a period of 12 months following the termination date; and (iii) a prorated annual bonus.

Shenouda Employment Agreement. Effective September 26, 2017, the Company entered into an employment agreement with Mr. Shenouda to serve as its Executive Vice-President of Corporate Development and Chief Financial Officer for a term of three years, during which time he receives a base salary of $275,000, which amount may be increased by the Company at any time during the term of the agreement. In addition to the base salary, Mr. Shenouda is eligible to receive an annual milestone cash bonus based on the achievement of certain financial, clinical development, and/or business milestones, which milestones will be established annually by the Company’s Board or the Compensation Committee. Upon execution of Mr. Shenouda’s employment agreement, Mr. Shenouda became entitled to receive options to purchase 100,000 shares of the Company’s Common Stock pursuant to the Company’s 2014 Plan, which options will vest as follows so long as Mr. Shenouda is serving as either Executive Vice-President of Corporate Development or as Chief Financial Officer: (i) 75% upon acceptance of a US IND for MS1819, and (ii) 25% upon the completion of a Phase II clinical trial for MS1819. These stock options are exercisable for $4.39 per share and will expire on September 25, 2027.

The Company may terminate Mr. Shenouda’s employment agreement at any time, with or without Cause, as such term is defined in the agreement. If the Company terminates the agreement without Cause, or if the agreement is terminated due to a Change of Control, as such term is defined in the agreement, Mr. Shenouda will be entitled to (i) all salary owed through the date of termination; (ii) any unpaid annual milestone bonus; (iii) severance in the form of continuation of his salary for the greater of a period of 12 months following the termination date or the remaining term of the employment agreement; (iv) payment of premiums to cover COBRA for a period of 12 months following the termination date; (v) a prorated annual bonus equal to the target annual milestone bonus, if any, for the year of termination multiplied by the formula set forth in the agreement; and (vi) immediate accelerated vesting of any unvested options or other unvested awards.

Pennington Employment Agreement. Effective May 28, 2018, the Company entered into an employment agreement with Mr. Pennington to serve as its Chief Medical Officer. The employment agreement with Dr. Pennington provides for a base annual salary of $250,000. In addition to his salary, Dr. Pennington is eligible to receive an annual milestone bonus, awarded at the sole discretion of the Board based on his attainment of certain financial, clinical development, and/or business milestones established annually by the Board or Compensation Committee. The employment agreement is terminable by either party at any time. In the event of termination by the Company other than for cause, Dr. Pennington is entitled to three months’ severance payable over such period. In the event of termination by the Company other than for cause in connection with a Change of Control, Dr. Pennington will receive six months’ severance payable over such period.

On June 28, 2018, Mr. Pennington was granted stock options to purchase 75,000 shares of the Company’s Common Stock, issuable pursuant to the 2014 Plan, subject to vesting conditions as follows: (i) 50% upon U.S. acceptance of an IND for MS1819-SD, and (ii) 50% upon the first CF patient doses with MS1819-SD anywhere in the world. These options had an estimated fair value at the grant date of $155,475 to be expensed when the above milestones are probable. 37,500 of these options vested and $77,738 was expensed in 2018 due to the FDA acceptance of the Company’s IND application for MS1819-SD in 2018.

Spoor Employment Agreement. Effective January 1, 2016, the Company entered into an employment agreement with Mr. Spoor to serve as President and Chief Executive Officer for a term of three years. The employment agreement with Mr. Spoor provided for a base annual salary of $350,000, which annual salary was increased to $425,000 upon completion of the Company’s initial public offering and listing of its Common Stock on NASDAQ in October 2016. In addition to his salary, Mr. Spoor was eligible to receive an annual milestone bonus, awarded at the sole discretion of the Board based on his attainment of certain financial, clinical development, and/or business milestones established annually by the Board or Compensation Committee. The employment agreement was terminable by either party at any time. In the event of termination by the Company without Cause or by Mr. Spoor for Good Reason not in connection with a Change of Control, as those terms were defined in the agreement, he was entitled to 12 months’ severance payable over such period. In the event of termination by the Company without Cause or by Mr. Spoor for Good Reason in connection with a Change of Control, as those terms were defined in the agreement, he would have received eighteen months’ worth of his base salary in a lump sum as severance.

Per his employment agreement, Mr. Spoor was granted 100,000 shares of restricted Common Stock on February 3, 2017, which shares were subject to vesting as follows: (i) 50,000 upon the first commercial sale in the United States of MS1819, and (ii) 50,000 upon our total market capitalization exceeding $1.0 billion for 20 consecutive trading days, in each case subject to the earlier determination of a majority of the Board. In addition, Mr. Spoor was entitled to receive stock options issuable under the terms of the Amended and Restated 2014 Omnibus Equity Incentive Plan (the “2014 Plan”) to purchase 380,000 shares of Common Stock at a price per share equal to the closing price of the Company’s Common Stock on the trading day immediately prior to the date of issuance.

On June 8, 2016, the Board reviewed and modified Mr. Spoor’s agreement as follows: the 380,000 stock options described in the agreement had neither been granted nor priced since certain key provisions, particularly the underlying exercise price, had not been determined. The Board determined that the options will be granted at a future date, at the discretion of the Board, and priced at that future date when they are granted. In the first quarter of 2017, the Board elected to issue 100,000 stock options to Mr. Spoor with an exercise price of $4.48 per share. On September 29, 2017, Mr. Spoor was granted 100,000 shares of restricted Common Stock subject to vesting conditions as follows: (i) 75% upon FDA acceptance of a U.S. IND application for MS1819, and (ii) 25% upon the Company completing a Phase IIa clinical trial for MS1819, in satisfaction of the Company’s obligation to issue the additional 280,000 options to Mr. Spoor described above, with an estimated fair value at the grant date of $425,000 to be expensed when the Company determines that achievement of the milestones are probable.

In connection with Mr. Spoor’s resignation as the Company’s President and Chief Executive Officer effective October 8, 2019, he received no additional or severance compensation.

Outstanding Equity Incentive Awards at Fiscal Year-End

The following table sets forth information regarding unexercised options, stock that has not vested and equity incentive awards held by each of the Named Executive Officers outstanding as of December 31, 2018 and 2017:

		Option Awards				Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Equity incentive plan awards: Number of underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of Unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or Payout value of unearned shares, units or other rights that have not vested ($)
James Sapirstein	-	-	-	-	-	-	-	-	-
Maged Shenouda	7/12/2016	-	-	-	-	-	-	30,000	$112,500
	2/3/2017	30,000	-	$4.48	2/2/2027	-	-	-	-
	9/26/2017 (1)	100,000	-	$4.39	9/24/2027	-	-	-	-
	6/28/2018	100,000		$3.04	6/27/2023	-	-	-	-
James E. Pennington	6/28/2018	37,500	37,500	$3.04	6/27/2023	-	-	-	-
Former Named Executive Officers
Johan (Thijs) Spoor	1/4/2016 (2)	100,000	-	$1.00	1/4/2021	-	-	-	-
	2/3/2017	100,000	-	$4.48	2/3/2027	-	-	-	-
	2/3/2017 (3)	-	-	-	-	-	-	100,000	$364,000
	9/29/2017 (4)	-	-	-	-	100,000	$425,000	-	-
	6/28/2018	-	-	-	-	108,334	$329,336	91,666	$278,665
Daniel Dupret	8/24/2017 (5)	100,000	-	$3.60	8/23/2022	-	-	-	-
(1)
Represents stock options issued to Mr. Shenouda on September 26, 2017, which options were subject to the following vesting schedule so long as Mr. Shenouda is serving as either Executive Vice-President of Corporate Development or as Chief Financial Officer of the Company: (i) 75% upon FDA acceptance of a U.S. IND application for MS1819, and (ii) 25% upon the Company completing a Phase IIa clinical trial for MS1819.

(2)	Represents options to purchase shares of the Company’s Common Stock issued to Mr. Spoor by a third party, prior to the Company’s initial public offering in October 2016.
(3)
Represents the restricted stock award issued to Mr. Spoor on February 3, 2017 under the terms of his employment agreement, which shares will only vest as follows: (i) 50,000 upon the first commercial sale in the United States of MS1819, and (ii) 50,000 upon our total market capitalization exceeding $1.0 billion for 20 consecutive trading days. The value reported for this award was calculated using the closing price of the Company’s Common Stock on February 3, 2017, as reported by NASDAQ, assuming achievement if the maximum award amount.

(4)
Represents the restricted stock award issued to Mr. Spoor on February 3, 2017 under the terms of his employment agreement, which shares will only vest as follows: (i) 50,000 upon the first commercial sale in the United States of MS1819, and (ii) 50,000 upon our total market capitalization exceeding $1.0 billion for 20 consecutive trading days. The value reported for this award was calculated using the closing price of the Company’s Common Stock on September 29, 2017, as reported by NASDAQ, assuming achievement if the maximum award amount.

(5)
Represents stock options issued to Dr. Dupret on August 24, 2017, which options were subject to the following vesting schedule so long as Dr. Dupret is serving as the Company’s Chief Scientific Officer: (i) 75% upon FDA acceptance of a U.S. IND application for MS1819, and (ii) 25% upon the Company completing a Phase IIa clinical trial for MS1819.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2018 regarding equity compensation plans approved by our security holders and equity compensation plans that have not been approved by our security holders:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders	994,000	$3.58	471,764
Equity compensation plans not approved by security holders	-	-	-
Total	994,000	$3.58	471,764

(1)	Excludes securities reflected in first column, “Number of securities to be issues upon exercise of outstanding options, warrants and rights”.

Amended and Restated 2014 Omnibus Equity Incentive Plan

The Board and stockholders have adopted and approved the 2014 Plan, which is a comprehensive incentive compensation plan under which we can grant equity-based and other incentive awards to our officers, employees, directors, consultants and advisers. The purpose of the 2014 Plan is to help us attract, motivate and retain such persons with awards under the 2014 Plan and thereby enhance stockholder value.

Administration. The 2014 Plan is administered by the Compensation Committee of the Board, which consists of three members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). Among other things, the Compensation Committee has complete discretion, subject to the express limits of the 2014 Plan, to determine the directors, employees and nonemployee consultants to be granted an award, the type of award to be granted the terms and conditions of the award, the form of payment to be made and/or the number of shares of Common Stock subject to each award, the exercise price of each option and base price of each stock appreciation right (“SAR”), the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the Common Stock underlying the award, and the required withholding, if any. The Compensation Committee may amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if the action would impair the participant’s rights or entitlements with respect to that award. The Compensation Committee is also authorized to construe the award agreements, and may prescribe rules relating to the 2014 Plan. Notwithstanding the foregoing, the Compensation Committee does not have any authority to grant or modify an award under the 2014 Plan with terms or conditions that would cause the grant, vesting or exercise thereof to be considered nonqualified “deferred compensation” subject to Code Section 409A.

Grant of Awards; Shares Available for Awards. The 2014 Plan provides for the grant of stock options, SARs, performance share awards, performance unit awards, distribution equivalent right awards, restricted stock awards, restricted stock unit awards and unrestricted stock awards to non-employee directors, officers, employees and nonemployee consultants of the Company or its affiliates. The aggregate number of shares of Common Stock that may be issued under the 2014 Plan shall not exceed 10% of the issued and outstanding shares of Common Stock on an as converted basis (the “As Converted Shares”), on a rolling basis. For calculation purposes, the As Converted Shares shall include all shares of Common Stock and all shares of Common Stock issuable upon the conversion of outstanding preferred stock and other convertible securities, but shall not include any shares of Common Stock issuable upon the exercise of options, warrants and other convertible securities issued pursuant to the 2014 Plan. The number of authorized shares of Common Stock reserved for issuance under the 2014 Plan shall automatically be increased concurrently with our issuance of fully paid and non-assessable shares of As Converted Shares.  Shares shall be deemed to have been issued under the 2014 Plan solely to the extent actually issued and delivered pursuant to an award. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto is again available for grant under the 2014 Plan.

The number of shares of Common Stock for which awards may be granted under the 2014 Plan to a participant who is an employee in any calendar year is limited to 300,000 shares. Future new hires and additional non-employee directors and/or consultants would be eligible to participate in the 2014 Plan as well. The number of stock options and/or shares of restricted stock to be granted to executives and directors cannot be determined at this time as the grant of stock options and/or shares of restricted stock is dependent upon various factors such as hiring requirements and job performance.

Stock Options. The 2014 Plan provides for either “incentive stock options” (“ISOs”), which are intended to meet the requirements for special federal income tax treatment under the Code, or “nonqualified stock options” (“NQSOs”). Stock options may be granted on such terms and conditions as the Compensation Committee may determine; provided, however, that the per share exercise price under a stock option may not be less than the fair market value of a share of Common Stock on the date of grant and the term of the stock option may not exceed 10 years (110% of such value and five years in the case of an ISO granted to an employee who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of the Company's capital stock or a parent or subsidiary of the Company). ISOs may only be granted to employees. In addition, the aggregate fair market value of Common Stock covered by one or more ISOs (determined at the time of grant), which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Any excess is treated as a NQSO.

Stock Appreciation Rights. A SAR entitles the participant, upon exercise, to receive an amount, in cash or stock or a combination thereof, equal to the increase in the fair market value of the underlying Common Stock between the date of grant and the date of exercise. SARs may be granted in tandem with, or independently of, stock options granted under the 2014 Plan. A SAR granted in tandem with a stock option (i) is exercisable only at such times, and to the extent, that the related stock option is exercisable in accordance with the procedure for exercise of the related stock option; (ii) terminates upon termination or exercise of the related stock option (likewise, the Common Stock option granted in tandem with a SAR terminates upon exercise of the SAR); (iii) is transferable only with the related stock option; and (iv) if the related stock option is an ISO, may be exercised only when the value of the stock subject to the stock option exceeds the exercise price of the stock option. A SAR that is not granted in tandem with a stock option is exercisable at such times as the Compensation Committee may specify.

Performance Shares and Performance Unit Awards. Performance share and performance unit awards entitle the participant to receive cash or shares of Common Stock upon the attainment of specified performance goals. In the case of performance units, the right to acquire the units is denominated in cash values.

Distribution Equivalent Right Awards. A distribution equivalent right award entitles the participant to receive bookkeeping credits, cash payments and/or Common Stock distributions equal in amount to the distributions that would have been made to the participant had the participant held a specified number of shares of Common Stock during the period the participant held the distribution equivalent right. A distribution equivalent right may be awarded as a component of another award under the 2014 Plan, where, if so awarded, such distribution equivalent right will expire or be forfeited by the participant under the same conditions as under such other award.

Restricted Stock Awards and Restricted Stock Unit Awards. A restricted stock award is a grant or sale of Common Stock to the participant, subject to our right to repurchase all or part of the shares at their purchase price (or to require forfeiture of such shares if issued to the participant at no cost) in the event that conditions specified by the Compensation Committee in the award are not satisfied prior to the end of the time period during which the shares subject to the award may be repurchased by or forfeited to us. Our restricted stock unit entitles the participant to receive a cash payment equal to the fair market value of a share of Common Stock for each restricted stock unit subject to such restricted stock unit award, if the participant satisfies the applicable vesting requirement.

Unrestricted Stock Awards. An unrestricted stock award is a grant or sale of shares of our Common Stock to the participant that is not subject to transfer, forfeiture or other restrictions, in consideration for past services rendered to the Company or an affiliate or for other valid consideration.

Change-in-Control Provisions. In connection with the grant of an award, the Compensation Committee may provide that, in the event of a change in control, such award will become fully vested and immediately exercisable.

Amendment and Termination. The Compensation Committee may adopt, amend and rescind rules relating to the administration of the 2014 Plan, and amend, suspend or terminate the 2014 Plan, but no such amendment or termination will be made that materially and adversely impairs the rights of any participant with respect to any award received thereby under the 2014 Plan without the participant’s consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws.

Compensation Committee Interlocks and Insider Participation

No executive officers of the Company serve on the Compensation Committee (or in a like capacity) for the Company or any other entity.

Policy and Procedures Governing Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest.

The SEC rules define a related party transaction to include any transaction, arrangement or relationship which: (i) we are a participant; (ii) the amount involved exceeds $120,000; and (iii) executive officer, director or director nominee, or any person who is known to be the beneficial owner of more than 5% of our Common Stock, or any person who is an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our Common Stock had or will have a direct or indirect material interest.

Although we do not maintain a formal written procedure for the review and approval of transactions with such related persons, it is our policy for the disinterested members of our Board to review all related party transactions on a case-by-case basis. To receive approval, a related-party transaction must have a legitimate business purpose for us and be on terms that are fair and reasonable to us and our stockholders and as favorable to us and our stockholders as would be available from non-related entities in comparable transactions.

All related party transactions must be disclosed in our applicable filings with the SEC as required under SEC rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our officers, directors, and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater-than-ten-percent shareholders are also required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

Based solely upon a review of these forms that were furnished to us, we believe that all reports required to be filed by these individuals and persons under Section 16(a) were filed during the year ended December 31, 2018 and that such filings were timely, except for the following:

●
Mr. Borkowski, a director, filed two late Form 4s reporting an aggregate of four transactions;

●
Mr. Casamento, a director, filed a late Form 4 reporting one transaction;

●
Dr. Dupret, the former Chief Scientific Officer, filed a late Form 4 reporting two transactions;

●
Dr. Pennington, the Chief Medical Officer, filed a late Form 4 reporting one transaction;

●
Dr. Riddell, a director, filed a late Form 4 reporting one transaction;

●
Mr. Ross Jr., an individual who owns in excess of 10% of our Common Stock, filed a late Form 4 reporting five transactions; and

●
Dr. Schramm, a director, filed a late Form 4 reporting one transaction.

PROPOSAL NO. 2:	AMENDMENT TO OUR CHARTER TO AUTHORIZE OUR BOARD TO EFFECT A REVERSE STOCK SPLIT

Overview

The Board of the Company has determined that it is advisable in the best interests of the Company and its stockholders, for the Company to amend its Charter (the “Charter Amendment”), to authorize the Board to effect a reverse stock split of the issued and outstanding shares of our Common Stock at a specific ratio, ranging from one-for-two (1:2) to one-for-five (1:5) (the “Approved Split Ratios”), to be determined by the Board (the “Reverse Split”). A vote for this Proposal will constitute approval of the Reverse Split that, once authorized by the Board and affected by filing the Charter Amendment with the Delaware Division of Corporations, will combine between two and five shares of our Common Stock into one share of Common Stock. If implemented, the Reverse Split will have the effect of decreasing the number of shares of our Common Stock issued and outstanding.

Accordingly, stockholders are asked to approve the Charter Amendment set forth in Appendix B to effect the Reverse Split consistent with those terms set forth in this Proposal, and to grant authorization to the Board to determine, in its sole discretion, whether or not to implement the Reverse Split, as well as its specific ratio within the range of the Approved Split Ratios, and on or prior to the one-year anniversary date of the Annual Meeting. The text of Appendix B remains subject to modification to include such changes as may be required by the Secretary of State of the State of Delaware and as our Board deems necessary or advisable to implement the Reverse Split.

If approved by the holders of our outstanding voting securities, the Reverse Split proposal would permit, but not require, our Board to implement a reverse stock split of our authorized Common Stock for the Approved Split Ratios, at any time prior to the one-year anniversary date of the Annual Meeting. The Board reserves the right to elect to abandon the Reverse Split if it determines, in its sole discretion, that the Reverse Split is no longer in the best interests of the Company and its stockholders.

Purpose and Rationale for the Reverse Split

Avoid Delisting from the NASDAQ. Failure to approve the Reverse Split may potentially have serious, adverse effects on the Company and its stockholders. Our Common Stock could be delisted from the NASDAQ because shares of our Common Stock may continue to trade below the requisite $1.00 per share price needed to maintain our listing in accordance with NASDAQ Listing Rule 5550(a)(2) and we may be provided an initial 180-calendar day period, to regain compliance. If we are unable to increase the closing price of our Common Stock on NASDAQ for ten consecutive trading days, NASDAQ will delist our Common Stock. Our shares may then trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets. In that event, the Company’s Common Stock could trade thinly as a microcap or penny stock, adversely decrease to nominal levels of trading and may be avoided by retail and institutional investors, resulting in the impaired liquidity of our Common Stock.

As of the Record Date, our Common Stock closed at $0.67 per share on NASDAQ. The Reverse Split, if effected, will have the immediate effect of increasing the price of our Common Stock as reported on NASDAQ, therefore reducing the risk that our Common Stock could be delisted from NASDAQ.

Our Board strongly believes that the Reverse Split is necessary to maintain our listing on NASDAQ. Accordingly, the Board has approved resolutions proposing the Charter Amendment to effect the Reverse Split and directed that it be submitted to our stockholders for approval at the Annual Meeting.

Management and the Board has considered the potential harm to the Company and its stockholders should NASDAQ delist our Common Stock from trading on NASDAQ. Delisting could adversely affect the liquidity of our Common Stock since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market. Many investors likely would not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange, or other reasons.

Other Effects. The Board also believes that the increased market price of our Common Stock expected as a result of implementing the Reverse Split could improve the marketability and liquidity of our Common Stock and will encourage interest and trading in our Common Stock. The Reverse Split, if effected, could allow a broader range of institutions to invest in our Common Stock (namely, funds that are prohibited from buying stock whose price is below a certain threshold), potentially increasing the trading volume and liquidity of the Company’s Common Stock. The Reverse Split could help increase analyst and broker’s interest in Common Stock, as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

Our Board does not intend for this transaction to be the first step in a series of plans or proposals effect a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Risks of the Proposed Reverse Split

We cannot assure you that the proposed Reverse Split will increase the price of our Common Stock and have the desired effect of maintaining compliance with NASDAQ.

If the Reverse Split is implemented, our Board expects that it will increase the market price of our Common Stock so that we are able to regain and maintain compliance with the NASDAQ minimum bid price requirement. However, the effect of the Reverse Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. It is possible that (i) the per share price of our Common Stock after the Reverse Split will not rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the Reverse Split, (ii) the market price per post-Reverse Split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, or (iii) the Reverse Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. Even if the Reverse Split is implemented, the market price of our Common Stock may decrease due to factors unrelated to the Reverse Split. In any case, the market price of our Common Stock will be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the Reverse Split is consummated and the trading price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Split. Even if the market price per post-Reverse Split share of our Common Stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including NASDAQ requirements related to the minimum number of shares that must be in the public float and the minimum market value of the public float.

A decline in the market price of our Common Stock after the Reverse Split is implemented may result in a greater percentage decline than would occur in the absence of a reverse stock split.

If the Reverse Split is implemented and the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our Common Stock will, however, also be based upon our performance and other factors, which are unrelated to the number of shares of Common Stock outstanding.

The proposed Reverse Split may decrease the liquidity of our Common Stock.

The liquidity of our Common Stock may be harmed by the proposed Reverse Split given the reduced number of shares of Common Stock that would be outstanding after the Reverse Split, particularly if the stock price does not increase as a result of the Reverse Split.

In addition, investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, since the proportion allows for dilutive issuances, which could prevent certain stockholders from changing the composition of our Board or render tender offers for a combination with another entity more difficult to successfully complete. Our Board does not intend for the Reverse Split to have any anti-takeover effects.

Determination of the Ratio for the Reverse Stock Split

If this Proposal is approved by stockholders and the Board determines that it is in the best interests of the Company and stockholders to move forward with the Reverse Split, the Approved Split Ratio will be selected by the Board, in its sole discretion. However, the ratio will not be less than a ratio of one-for-two (1:2) or exceed a ratio of one-for-five (1:5). In determining which Approved Split Ratio to use, the Board will consider numerous factors, including the historical and projected performance of our Common Stock, prevailing market conditions and general economic trends, and will place emphasis on the expected closing price of our Common Stock in the period following the effectiveness of the Reverse Split. The Board will also consider the impact of the Reverse Split Ratio on investor interest. The purpose of selecting a range is to give the Board the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. Based on the number of shares of Common Stock issued and outstanding as of the Record Date, after completion of the Reverse Split, we will have approximately between 5,231,022 and 13,077,556 shares of Common Stock issued and outstanding, depending on the Approved Split Ratio selected by the Board of Directors.

Principal Effects of the Reverse Split

After the effective date of the proposed Reverse Split, each stockholder will own a reduced number of shares of Common Stock. Except for adjustments that may result from the treatment of fractional shares as described below, the proposed Reverse Split will affect all stockholders uniformly. The proportionate voting rights and other rights and preferences of the holders of our Common Stock will not be affected by the proposed Reverse Split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our Common Stock immediately prior to a Reverse Split would continue to hold 2% (assuming there is no impact as a result of the payment of cash in lieu of issuing fractional shares and no other shares of Common Stock issuable upon exercise or conversion of any other derivative securities are issued) of the voting power of the outstanding shares of our Common Stock immediately after such Reverse Stock Split. The number of stockholders of record also will not be affected by the proposed Reverse Split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Reverse Split.

The following table contains approximate number of issued and outstanding shares of Common Stock, the estimated per share trading price following a 1:2 to 1:5 Reverse Split, without giving effect to any adjustments for fractional shares of Common Stock or the issuance of any derivative securities, as of the Record Date, as well as the effect on the number of shares of Common Stock authorized based on the Reverse Split Ratio selected by the Board.

	Current	After a 1:2 Reverse Split	After a 1:3 Reverse Split	After a 1:4 Reverse Split	After a 1:5 Reverse Split
Common Stock Authorized	100,000,000	50,000,000	33,333,333	25,000,000	20,000,000
Common Stock Issued and Outstanding	26,155,111	13,077,556	8,718,370	6,538,778	5,231,022
Number of Shares of Common Stock Reserved for Issuance (1)	5,806,727	2,903,364	1,935,576	1,451,682	1,161,345
Number of Shares of Common Stock Authorized but Unissued and Unreserved	68,038,162	34,019,080	22,679,387	17,009,540	13,607,633
Price per share, based on the closing price of our Common Stock on October 24, 2019	$0.67	$1.34	$2.01	$2.68	$3.35

After the effective date of the Reverse Split, our Common Stock would have a new committee on uniform securities identification procedures (CUSIP) number, a number used to identify our Common Stock.

Our Common Stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Split will not affect the registration of our Common Stock under the Exchange Act. Our Common Stock would continue to be reported on NASDAQ under the symbol “AZRX,” assuming that we are able to regain compliance with the minimum bid price requirement, although it is likely that NASDAQ would add the letter “D” to the end of the trading symbol for a period of twenty trading days after the effective date of the Reverse Split to indicate that the Reverse Split had occurred.

Effect on Warrants

The Reverse Split will require that proportionate adjustments be made to the conversion rate, the per share exercise price and the number of shares issuable upon the exercise or conversion of the following outstanding derivative securities issued by the Company, in accordance with the Reverse Split Ratio (all figures are as of September 30, 2019 and are on a pre-Reverse Split basis), including warrants to purchase 3,388,378 shares of Common Stock.

The adjustments to the warrants, as required by the Reverse Split and in accordance with the Reverse Split Ratio, would result in approximately the same aggregate price being required to be paid under such securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise or conversion, immediately following the Reverse Split as was the case immediately preceding the Reverse Split.

Effect on Stock Option Plans

As of the Record Date, we had 1,877,500 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding options issued under our 2014 Plan, as well as 530,849 shares of Common Stock available for issuance under the 2014 Plan. Pursuant to the terms of the 2014 Plan, the Board, or a designated committee thereof, as applicable, will adjust the number of shares of Common Stock underlying outstanding awards, the exercise price per share of outstanding stock options and other terms of outstanding awards issued pursuant to the 2014 Plan to equitably reflect the effects of the Reverse Split. The number of shares subject to vesting under restricted stock awards and the number of shares issuable as contingent consideration as part of an acquisition by the Company will be similarly adjusted, subject to our treatment of fractional shares. Furthermore, the number of shares available for future grant under the 2014 Plan will be similarly adjusted.

Potential Anti-Takeover Effects of a Reverse Split

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the proposals discussed herein, that may be used as an anti-takeover mechanism. The Reverse Split, if effected, will also result in a relative increase in the number of authorized but unissued shares of our Common Stock vis-à-vis the outstanding shares of our Common Stock and, could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of our Board. A relative increase in the number of authorized shares of Common Stock could have other effects on our stockholders, depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. A relative increase in our authorized shares could potentially deter takeovers, including takeovers that our Board has determined are not in the best interest of our stockholders, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover more difficult. For example, we could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control without our agreement. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Reverse Split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the Reverse Split may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.

Although the Reverse Split has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that the effect of the Reverse Split could facilitate future attempts by us to oppose changes in control of our Company and perpetuate our management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value, or that they will not adversely affect our business or the trading price of our Common Stock.

Effective Date

The proposed Reverse Split would become effective on the date of filing of the Amendment with the office of the Secretary of State of the State of Delaware. On the effective date, shares of Common Stock issued and outstanding shares of Common Stock held in treasury, in each case, immediately prior thereto will be combined and converted, automatically and without any action on the part of our stockholders, into new shares of Common Stock in accordance with the Reverse Split Ratio set forth in this Proposal. If the proposed Charter Amendment is not approved by our stockholders, a Reverse Split will not occur.

Treatment of Fractional Shares

No fractional shares of Common Stock will be issued as a result of the Reverse Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Split, we will pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of our Common Stock on the NASDAQ during regular trading hours for the five consecutive trading days immediately preceding the effective date of the Reverse Split (with such average closing sales prices being adjusted to give effect to the Reverse Split). After the Reverse Split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.

Upon stockholder approval of this Proposal, if the Board elects to implement the proposed Reverse Split, stockholders owning fractional shares will be paid out in cash for such fractional shares. For example, assuming the Board elected to consummate a Reverse Split Ratio of 1:2, if a stockholder held three shares of Common Stock immediately prior to the Reverse Split, then such stockholder would be paid in cash for the one share of Common Stock but will maintain ownership of the remaining two shares of Common Stock.

Record and Beneficial Stockholders

If the Reverse Split is authorized by our stockholders and our Board elects to implement the Reverse Split, stockholders of record holding some or all of their shares of Common Stock electronically in book-entry form under the direct registration system for securities will receive a transaction statement at their address of record indicating the number of shares of Common Stock they hold after the Reverse Split along with payment in lieu of any fractional shares. Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation and making payment for fractional shares than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If the Reverse Split is authorized by the stockholders and our Board elects to implement the Reverse Split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal, as soon as practicable after the effective date of the Reverse Split. Our transfer agent will act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-Reverse Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Split shares in exchange for post-Reverse Split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. Until surrender, each certificate representing shares before the Reverse Split would continue to be valid and would represent the adjusted number of whole shares based on the approved exchange ratio of the Reverse Split selected by the Board. No new post-Reverse Split share certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of Common Stock would remain unchanged at $0.0001 per share after the Reverse Split. As a result, on the effective date of the Reverse Split, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionally, based on the approved exchange ratio of the Reverse Split selected by the Board, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. The shares of Common Stock held in treasury, if any, will also be reduced proportionately based on the approved exchange ratio of the Reverse Split selected by the Board. Retroactive restatement will be given to all share numbers in the financial statements, and accordingly all amounts including per share amounts will be shown on a post-split basis. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Split.

No Appraisal Rights

The Company’s stockholders are not entitled to dissenters’ or appraisal rights under the Delaware General Corporation Law with respect to this Proposal and we will not independently provide our stockholders with any such right if the Reverse Split is implemented.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of a Reverse Split to our stockholders. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a Reverse Split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of a Reverse Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

In general, the federal income tax consequences of a Reverse Split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of Common Stock in exchange for their old shares of Common Stock. We believe that because the Reverse Split is not part of a plan to increase periodically a stockholder’s proportionate interest in our assets or earnings and profits, the Reverse Split should have the following federal income tax effects. A stockholder who receives solely a reduced number of shares of Common Stock will not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of Common Stock will equal the stockholder’s basis in its old shares of Common Stock and such stockholder’s holding period in the reduced number of shares will include the holding period in its old shares exchanged. A stockholder who receives cash in lieu of a fractional share as a result of the Reverse Split should generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code. Generally, if redemption of the fractional shares of all stockholders reduces the percentage of the total voting power held by a particular redeemed stockholder (determined by including the voting power held by certain related persons), the particular stockholder should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. In the aggregate, such a stockholder’s basis in the reduced number of shares of Common Stock will equal the stockholder’s basis in its old shares of Common Stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash, and the holding period of the reduced number of shares received will include the holding period of the old shares exchanged. If the redemption of the fractional shares of all stockholders leaves the particular redeemed stockholder with no reduction in the stockholder’s percentage of total voting power (determined by including the voting power held by certain related persons), it is likely that cash received in lieu of a fractional share would be treated as a distribution under Section 301 of the Code. Stockholders should consult their own tax advisors regarding the tax consequences to them of a payment for fractional shares.

We will not recognize any gain or loss as a result of the proposed Reverse Split.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Required Vote and Recommendation

In accordance with our Charter and Delaware law, approval and adoption of this Proposal requires the affirmative vote of at least a majority of our issued and outstanding voting securities. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this Proposal.

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL TWO.

PROPOSAL NO. 3:	RATIFICATION OF THE APPOINTMENT OF MAZARS TO SERVE TO SERVE AS OUR REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR

General

Upon recommendation of the Audit Committee, the Board appointed Mazars USA LLP (“Mazars”), as the Company’s independent registered public accounting firm for the year ending December 31, 2019, and hereby recommends that the stockholders ratify such appointment. The Board may terminate the appointment of Mazars as the Company’s independent registered public accounting firm without the approval of the Company’s stockholders whenever the Board deems such termination necessary or appropriate.

Representatives of Mazars will be present at the Annual Meeting or available by telephone and will have an opportunity to make a statement if they so desire and to respond to any appropriate questions from stockholders.

Audit Fees

The following table represents fees for professional services billed by Mazars for the fiscal years ended December 31, 2018 and 2017 in relation to services rendered in connection with the audit of the Company’s consolidated financial statements and for tax services rendered with respect to tax-related compliance, advice and planning.

	For the years ended December 31,
	2018	2017
Audit fees (1)	$129,031	$139,329
Audit-related fees (2)	28,101	33,240
Tax fees (3)	23,772	20,114
All other fees (4)	-	-
Total	$180,904	$192,683
(1)	Professional services rendered by the Mazars for the audit of our annual financial statements and review of financial statements included in our Form 10-Q’s.
(2)
The aggregate fees billed for assurance and related services by Mazars that are reasonably related to the performance of the audit or review of our financial statements and are not reported under footnote 1 above.

(3)	The aggregate fees billed for professional services rendered by Mazars for tax compliance, tax advice, and tax planning.
(4)	The aggregate fees billed for products and services provided by Mazars other than the services reported in footnotes 1, 2 and 3 above.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has the sole authority for the appointment, compensation and oversight of the work of our independent accountants, who prepare or issue an audit report for us.

Required Vote and Recommendation

Ratification of the selection of Mazars as the Company’s independent auditors for the fiscal year ending December 31, 2019 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Unless otherwise instructed on the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” the ratification of Mazars as the Company’s independent auditors for the fiscal year ending December 31, 2019.

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL THREE.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon, and annually attesting to management’s assessments of the effectiveness of the Company’s internal control over financial reporting. The members of the Audit Committee are responsible for monitoring and overseeing these processes.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2018, with management and Mazars USA LLP (“Mazars”), the Company’s independent registered public accounting firm for 2018. The Audit Committee also has discussed with Mazars the matters required to be discussed by Statement of Auditing Standards No. 1301, Communications with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from Mazars required by applicable requirements of the Public Company Accounting Oversight Board regarding Mazars communications with the Audit Committee concerning independence as currently in effect and discussed with Mazars their independence. Based upon the review and discussions described in this report, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

November _, 2019	RESPECTFULLY SUBMITTED, Edward J. Borkowski, Chair Alastair Riddell Charles J. Casamento

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding shares of the Company’s Common Stock beneficially owned as of October 24, 2019 by:
●
each of our officers and directors;
●
all officers and directors as a group; and
●
each person known by us to beneficially own five percent or more of the outstanding shares of the Company’s Common Stock. Percentage of ownership is calculated based on 26,155,111 shares of Common Stock outstanding as of the Record Date.
Beneficial Ownership of Common Stock

Name and Address of Beneficial Owner (1)	Number of Shares (2)	Percent Ownership of Class (3)
Edward J. Borkowski, Director Nominee (4)	482,600	1.8%
Charles J. Casamento, Director Nominee (5)	94,000	*
Alastair Riddell, Director Nominee (6)	160,000	*
Vern L. Schramm, Director Nominee (7)	67,500	*
James Sapirstein, Director Nominee, President and Chief Executive Officer	-	*
Johan M. (Thijs) Spoor, Director Nominee, Former President and Chief Executive Officer (8)	703,486	1.6%
Maged Shenouda, Chief Financial Officer (9)	322,500	1.2%
James E. Pennington, Chief Medical Officer (10)	75,000	*
All directors and executive officers as a group (8 persons)	1,905,868	7.0%
5% Stockholders
Edmund Burke Ross, Jr. (11) (12)	3,340,555	12.1%
Pelican Partners LLC (13)	1,525,509	5.8%
ADEC Private Equity (12) (14)	2,476,009	9.0%
 * Less than 1%.

(1)	Unless otherwise indicated, the address of such individual is c/o AzurRx BioPharma, Inc., 760 Parkside Avenue, Downstate Biotechnology Incubator, Suite 304, Brooklyn, NY 11226.
(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All entries exclude beneficial ownership of shares issuable pursuant to warrants, options or other derivative securities that have not vested or that are not otherwise exercisable as of the date hereof or which will not become vested or exercisable within 60 days of the Record Date.

(3)
Percentages are rounded to nearest percent. Percentages are based on 26,155,111 shares of Common Stock outstanding. Warrants, options or other derivative securities that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

(4)
Includes (i) 371,626 shares of Common Stock; (ii) 45,000 restricted shares of Common Stock; (iii) 28,474 shares of Common Stock issuable upon the exercise of warrants; and (iv) 37,500 shares of Common Stock issuable upon exercise of options.

(5)	Includes (i) 86,500 shares of Common Stock and (ii) 7,500 shares of Common Stock issuable upon exercise of options.
(6)	Includes (i) 92,500 shares of Common Stock; (ii) 30,000 restricted shares of Common Stock; and (iii) 37,500 shares of Common Stock issuable upon the exercise of stock options.
(7)	Includes (i) 60,000 shares of Common Stock and (ii) 7,500 shares of Common Stock issuable upon exercise of options.
(8)
Includes (i) 138,617 shares of Common Stock; (ii) 325,000 restricted shares of Common Stock; (iii) 100,000 shares of Common Stock issuable upon exercise of options; (iv) 100,000 shares of Common Stock that may be purchased pursuant to options granted by third parties at an exercise price of $1.00 per share; and (v) 39,851 shares of Common Stock held in a trust for the benefit of Mr. Spoor’s spouse and minor children. Mr. Spoor disclaims beneficial ownership with respect to such shares of Common Stock held in trust.

(9)	Includes (i) 62,500 shares of Common Stock; (ii) 30,000 restricted shares of Common Stock; and (iii) 230,000 shares of Common Stock issuable upon the exercise of stock options.
(10)	Includes 75,000 shares of Common Stock issuable upon exercise of options.
(11)
Based upon information contained in a Schedule 13D filed by Edmund Burke Ross, Jr. on February 26, 2019 and records maintained by the Company. Includes a total of 1,799,385 shares of Common Stock, warrants to purchase up to 741,170 shares of Common Stock, and 800,000 shares of Common Stock issuable upon conversion of certain Convertible Promissory Notes. Of these holdings, (i) 2,476,009 shares are held by ADEC Private Equity Investment, LLC, which include 1,031,268 shares of Common Stock, 644,741 shares issuable upon exercise of warrants, and 800,000 shares of Common Stock issuable upon conversion of certain 10% Convertible Promissory Notes; (ii) 794,545 shares are held by EBR Ventures, LLC, which include 694,545 shares of Common Stock and 100,000 shares issuable upon exercise of warrants; and (iii) 70,001 shares held by CEDA Investments, LLC, which include 48,572 shares of Common Stock and 21,429 shares issuable upon exercise of warrants. Mr. Ross, Jr. is the Manager of EBR Ventures, LLC, ADEC Private Equity Investment, LLC and CEDA Investments, LLC, and has voting and dispositive power over the shares of Common Stock held by such entities. The address of Mr. Ross, Jr. and such entities are c/o JDJ Family Office Services, P.O. Box 962049, Boston, MA 02196.

(12)
Shares owned and percentages for Edmund Burke Ross, Jr. and ADEC Private Equity are partially duplicative, as Mr. Ross, Jr. holds voting and dispositive power over the shares held by ADEC Private Equity.

(13)
Based upon information contained in a Schedule 13G filed by Matthew Balk on December 31, 2018. The address of such entity is P.O. Box 2422, Westport, CT 06880. Matthew Balk is the managing member of Pelican Partners LLC, and has voting and dispositive power over the shares of Common Stock held by such entity.

(14)
Based upon information contained in a Schedule 13D filed by Edmund Burke Ross, Jr. on February 26, 2019 and records maintained by the Company. As indicated in Note 8 above, includes 644,741 shares of Common Stock issuable upon the exercise of warrants and 800,000 shares of Common Stock issuable upon conversion of certain Convertible Promissory Notes. Mr. Ross, Jr. has voting and dispositive power over the shares held by such entity.

Related Party Transactions

As of 2015, the Company has employed the services of JIST Consulting (“JIST”), a company controlled by Johan (Thijs) Spoor, the Company’s former Chief Executive Officer and President, as a consultant for business strategy, financial modeling, and fundraising. Included in accounts payable at both December 31, 2018 and 2017 is $478,400 for JIST relating to Mr. Spoor’s services. Mr. Spoor received no other compensation from the Company other than as specified in his employment agreement.

During the year ended December 31, 2015, the Company's former President, Christine Rigby-Hutton, was employed through Rigby-Hutton Management Services (“RHMS”). Ms. Rigby-Hutton resigned from the Company effective April 20, 2015. Included in accounts payable at both December 31, 2018 and 2017 is $38,453 for RHMS for Ms. Rigby-Hutton’s services.

From October 1, 2015 through December 31, 2015, the Company used the services of Edward J. Borkowski, a member of the Company’s Board and Audit Committee Chair, as a financial consultant. Included in accounts payable at December 31, 2018 and 2017 is $0 and $90,000, respectively, for Mr. Borkowski’s services.

Starting on October 1, 2016 until his appointment as the Company’s Chief Financial Officer on September 25, 2017, the Company used the services of Maged Shenouda as a financial consultant. Expense recorded in general and administration expense in the accompanying statements of operations related to Mr. Shenouda for the year ended December 31, 2017 was $80,000. Included in accounts payable at December 31, 2018 and 2017 is $50,000 and $70,000, respectively, for Mr. Shenouda’s services.

On February 3, 2017, the Board granted 30,000 options each to Messrs. Borkowski and Shenouda, and Dr. Riddell, with a total value of $348,210 of which $116,073 and $222,469, respectively, vested and was charged to expense in the years ended December 31, 2018 and 2017.

During the year ended December 31, 2018, the Company recorded cash Board fees of $35,000 each for Mr. Borkowski, Dr. Riddell, Mr. Casamento and Dr. Schramm. During the year ended December 31, 2017, the Company recorded Board fees of $35,000 for Mr. Borkowski and Dr. Riddell; $25,000 for Mr. Shenouda; $30,000 for Mr. Casamento; and $8,750 for Dr. Schramm.

During the year ended December 31, 2018, as part of Board compensation, the Company issued 30,000 shares of restricted Common Stock each to Mr. Borkowski, Dr. Riddell, Mr. Casamento and Dr. Vern Schramm with a total value of $306,300 which was vested and charged to expense in the year ended December 31, 2018. During the year ended December 31, 2017, as part of Board compensation, the Company issued 30,000 shares of restricted Common Stock each to Messrs. Borkowski and Dr. Riddell; 22,500 shares of restricted Common Stock to Mr. Shenouda; 25,000 shares of restricted Common Stock to Mr. Casamento; and 7,500 shares to Dr. Schramm with a total value of $460,000 which was vested and charged to expense in the year ended December 31, 2017.

On February 14, 2019, the Company entered into a Note Purchase Agreement (“NPA”) with ADEC Private Equity Investments, LLC (“ADEC”), a company affiliated with Edmond Burke Ross, Jr., a large holder of the Company’s securities, pursuant to which the Company issued to ADEC two Senior Secured Convertible Notes (the “Convertible Promissory Notes”), in the principal amount of $1.0 million per Convertible Promissory Note. The Convertible Promissory Notes accrue interest at a rate of 10% per annum; provided, however, that in the event the Company elects to repay the full balance due under the terms of both Notes prior to December 31, 2019, then the interest rate will be reduced to 6% per annum. The Convertible Promissory Notes shall mature on the earlier to occur of (i) the tenth business day following the receipt by the Company or AzurRx BioPharma SAS, a wholly owned subsidiary of the Company (“ABS”), of certain tax credits that the Company is expected to receive prior to July 2019 in the case of Note A (the “2019 Tax Credit”) and July 2020 in the case of Note B (the “2020 Tax Credit”), or (ii) December 31, 2019 in the case of Note A and December 31, 2020 in the Case of Note B (the “Maturity Dates”). As a condition to entering into the NPA, ABS and ADEC also entered into a Pledge Agreement, pursuant to which ABS agreed to pledge an interest in the 2019 and 2020 Tax Credits to ADEC in order to guarantee payment of all amounts due under the terms of the Notes.

Prior to their respective Maturity Dates, each of the Convertible Promissory Notes is convertible, at ADEC’s option, into shares of the Company’s Common Stock, at a conversion price equal to the principal and accrued interest due under the terms of the Convertible Promissory Notes divided by $2.50 (“Conversion Shares”); provided, however, that pursuant to the term of the Convertible Promissory Notes, ADEC may not convert all or a portion of the Notes if such conversion would result in ADEC and/or entities or persons affiliated with ADEC beneficially owning in excess of 19.99% of the Company’s shares of Common Stock issued and outstanding immediately after giving effect to the issuance of the Conversion Shares.

As additional consideration for entering into the NPA, pursuant to a Warrant Amendment Agreement, the Company agreed to reduce the exercise price of certain warrants previously issued by the Company to ADEC and its affiliates, totaling warrants to purchase 1,009,565 shares, to $1.50 per share. The Warrant Amendment Agreement does not alter any other terms of such warrants.

ADDITIONAL INFORMATION

Deadline for Receipt of Stockholder Proposals for the 2020 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals to be included in our next proxy statement must be received by our Corporate Secretary by writing to AzurRx BioPharma, Inc., Attention: Corporate Secretary – 760 Parkside Avenue, Downstate Biotechnology Incubator, Suite 304, Brooklyn, NY 11226, no later than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Submitted proposals must comply with applicable Delaware law, the rules and regulations promulgated by the SEC and the procedures set forth in our Bylaws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single set of the Company’s proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of the Company’s proxy materials at no charge, please notify your broker or direct a written request to AzurRx BioPharma, Inc., Attention: Corporate Secretary – 760 Parkside Avenue, Downstate Biotechnology Incubator, Suite 304, Brooklyn, NY 11226, or contact us at (646) 699-7855. The Company undertakes to deliver promptly, upon any such verbal or written request, a separate copy of its proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of the Company’s proxy materials at their address and would like to request “householding” of their communications should contact their broker, bank or other nominee, or contact the Company at the above address or phone number.

Other Matters

At the date of this Proxy Statement, the Company knows of no other matters, other than those described above, that will be presented for consideration at the Annual Meeting. If any other business should come before the Annual Meeting, it is intended that the proxy holders will vote all proxies using their best judgment in the interest of the Company and the stockholders.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE READ THE ACCOMPANYING PROXY STATEMENT AND THEN VOTE BY INTERNET, TELEPHONE OR MAIL AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING.

BY ORDER OF THE BOARD OF DIRECTORS, /s/ James Sapirstein
Brooklyn, New York	JAMES SAPIRSTEIN
November _, 2019	President, Chief Executive Officer and Director

Appendix A

AZURRX BIOPHARMA, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
 AZURRX BIOPHARMA, INC.

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

The undersigned revokes all previous proxies and constitutes and appoints James Sapirstein and Maged Shenouda, and each of them, the true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of AzurRx BioPharma, Inc. (the “Company”) which the undersigned is entitled to vote at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at the offices of Lowenstein Sandler LLP located at One Lowenstein Drive, Roseland, New Jersey, 07068 on December 19, 2019 at 9:00 A.M. Eastern Time, and at any adjournment(s) or postponement(s) thereof, upon the following proposals, each of which are more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged).

This Proxy Statement when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each director nominee identified in Proposal No. 1 and FOR Proposals No. 2 and 3, each of which have been proposed by our Board, and at the discretion of the proxy holder upon other matters as may properly come before the Annual Meeting.

(continued and to be signed on reverse side)

PROPOSAL NO.
1. ELECTION OF SIX DIRECTOR NOMINEES, EACH FOR A TERM OF ONE YEAR.
NOMINEES:	FOR	WITHHELD
Edward J. Borkowski, Chair	☐	☐
Charles J. Casamento	☐	☐
Alastair Riddell	☐	☐
Vern L. Schramm	☐	☐
James Sapirstein	☐	☐
Johan M. (Thijs) Spoor	☐	☐

2. APPROVAL TO AMEND THE COMPANY’S CHARTER, TO AUTHORIZE THE BOARD TO EFFECT A REVERSE STOCK SPLIT, AT THE BOARD’S DISCRETION, AT ANY TIME PRIOR TO THE ONE YEAR ANNIVERSARY OF THE ANNUAL MEETING.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3. RATIFICATION OF MAZARS USA LLP, AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ I PLAN TO ATTEND THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature of Stockholder _______________________ Signature of Stockholder _________________________ (if held jointly)
Dated: ________________________________, 2019

Note: This proxy must be signed exactly as the name appears hereon. When shares are held by joint tenants, both should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

Appendix B

TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AZURRX BIOPHARMA, INC.

AzurRx BioPharma, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: That a resolution was duly adopted on December __, 2019, by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable.  The stockholders of the Corporation duly approved said proposed amendment at the 2019 annual meeting of stockholders held on December 19, 2019, in accordance with Section 242 of the General Corporation Law of the State of Delaware.  The proposed amendment set forth as follows:

Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, be and hereby is further amended by inserting the following immediately after the first paragraph of Article FOURTH:

Upon effectiveness (“Effective Time”) of this amendment to the Amended and Restated Certificate of Incorporation of the Corporation, a __ reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each __ share of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time (“Old Common Stock”) shall be reclassified and split into __ shares of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent __ shares of Common Stock from and after the Effective Time (“New Common Stock”), with a corresponding reduction in the number of authorized shares of our Common Stock by a corresponding ratio.

No fractional shares of Common Stock will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to receive cash (without interest) in lieu of fractional shares, equal to such fraction multiplied by the average of the closing sales prices of our Common Stock on the exchange the Corporation is currently trading during regular trading hours for the five consecutive trading days immediately preceding the effective date of the Reverse Split (with such average closing sales prices being adjusted to give effect to the Reverse Split).

Each holder of record of a certificate or certificates for one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate, a certificate or certificates representing the largest whole number of shares of New Common Stock to which such holder shall be entitled pursuant to the provisions of the immediately preceding paragraphs. Any certificate for one or more shares of the Old Common Stock not so surrendered shall be deemed to represent one share of the New Common Stock for each five shares of the Old Common Stock previously represented by such certificate.

SECOND: That said amendment will have an Effective Time of 5:00 P.M., Eastern Time, on the filing date of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this __ day of December, 2019.

/s/ James Sapirstein
JAMES SAPIRSTEIN
President and Chief Executive Officer